Exhibit 99
[LOGO]		News Release
First Midwest Bancorp 300 Park Blvd., Suite 405 P.O. Box 459 Itasca, Illinois 60143-9768 (630) 875-7450
FOR IMMEDIATE RELEASE	CONTACT:	Donald J. Swistowicz Chief Financial Officer (630) 875-7460 www.firstmidwest.com
	TRADED: SYMBOL:	Nasdaq FMBI
FIRST MIDWEST UPDATES EARNINGS GUIDANCE

ITASCA, IL, SEPTEMBER 21, 2001 - First Midwest Bancorp, Inc. (Nasdaq: FMBI) today announced updated earnings guidance for its 3rd quarter ending September 30, 2001.

The Company expects to report 3rd quarter diluted earnings per share of $.53, exceeding both its earlier (July 19, 2001) provided guidance of $.51 - $.52 and the First Call consensus estimate of $.52. The expected $.53 would exceed by some 13% the $.47 earned in the like quarter a year ago. The improvement in outlook is primarily related to continued enhancement in net interest margin with 3rd quarter margin expected to expand by some 20-25 basis points to approximately 4.27% as compared to 4.04% in 2nd quarter 2001, 3.77% in 1st quarter 2001 and 3.66% in 3rd quarter 2000.

The Company additionally announced that it is very comfortable with the consensus 4th quarter estimate of $.53 which is also consistent with its earlier provided 4th quarter guidance.

The Company expects to report its 3rd quarter results on Wednesday, October 17, 2001 prior to the market open.

With assets of approximately $6 billion, First Midwest is the largest independent and one of the overall largest banking companies in the highly attractive suburban Chicago banking market. As the premier independent suburban Chicago banking company, First Midwest provides commercial banking, trust, investment management and related financial services to a broad array of customers through 71 offices located in more than 40 communities primarily in northern Illinois.

Safe Harbor Statement

Statements made in this Press Release which are not purely historical are forward-looking statements with respect to the goals, plan objectives, intentions, expectations, financial condition, results of operations, future performance and business of First Midwest, including, without limitation, (i) loan and deposit growth, net interest income and margin, wholesale funding sources, provision and reserve for loan losses, nonperforming loan levels and net charge-offs, noninterest income and expenses, and diluted earnings per share growth rates for 2001, and (ii) statements preceded by, followed by or that include the words "may", "would", "could", "should", "expects", "projects", "anticipates", "believes", "estimates", "plans", "intends", "targets" or similar expressions.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond First Midwest's control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following, in addition to those contained in First Midwest's reports on file with the Securities and Exchange Commission: general economic or industry conditions, nationally and/or in the communities in which First Midwest conducts business, changes in the interest rate environment, legislation or regulatory requirements, conditions of the securities markets, deposit flows, cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of First Midwest's loan and investment portfolios, changes in accounting principals, policies or guidelines, financial or political instability, acts of war or terrorism, other economic, competitive, governmental, regulatory and technical factors affecting First Midwest's operations, products, services and prices.

Accordingly, results actually achieved may differ materially from expected results in these statements. Forward-looking statements speak only as of the date they are made. First Midwest does not undertake, and specifically disclaims, any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of such statements.